Exhibit 5.1

Client: 79920-00001

August 18, 2017

RXi Pharmaceuticals Corporation

257 Simarano Drive, Suite 101

Marlborough, MA 01752

Re:	RXi Pharmaceuticals Corporation
Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 (the “Registration Statement”), of RXi Pharmaceuticals Corporation, a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the offer and sale of up to 7,300,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, (the “Common Stock”), consisting of (a) 450,000 shares of Common Stock (the “Commitment Shares”) and (b) up to 6,850,000 shares of Common Stock (the “Future Shares”), which may be issued in the future from time to time to Lincoln Park Capital Fund, LLC pursuant to a Purchase Agreement dated August 8, 2017 (the “Sales Agreement”).

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of specimen Common Stock certificates and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Commitment Shares are validly issued, fully paid and non-assessable and that the Future Shares, when issued against payment therefor as set forth in the Sales Agreement, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP